Exhibit 99.1

U.S. CONCRETE
Fourth Quarter Conference Call
March 10, 2010

ROBERT HARDY:  Good morning and welcome to U.S. Concrete's fourth quarter 2009 earnings conference call.  I am Robert Hardy, Executive Vice President and CFO, and with me this morning is Michael Harlan, our President and Chief Executive Officer.  Before I get started, there are a few items I need to cover with you.

Information recorded on this call speaks only as of today, and therefore, you are advised that time sensitive information may no longer be accurate as of the date of any replay.  We will discuss certain topics that contain forward-looking information.  These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include, but are not limited to, statements related to:  projected revenues, volumes and pricing and other financial and operating results; capital expenditures; strategies; restructuring alternatives; expectations; intentions; plans; future events; performance; underlying assumptions; and other statements that do not relate to historical or current facts.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can provide no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties, and assumptions that are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on form 10-K for the year ended December 31, 2008 and subsequent quarterly reports on Form 10-Q.  I would now like to turn the call over to Michael.

MICHAEL HARLAN:  Thank you Robert and again, welcome to our quarterly investor conference call.  As you know, we provide a very thorough earnings release and we expect to also file our 2009 Form 10-K soon which contains a great deal of additional information about our annual results.  Also, given our press release of February 19, 2010, today’s investor call will be limited to our prepared remarks, which will include comments on the status of our restructuring initiatives.  I plan to review the following key areas:

(i)	First, I’ll summarize a few key financial metrics for the 4th quarter and full year 2009,
(ii)	Next, I’ll review sales price and raw material input cost trends by market,
(iii)	After that, I will go over what we experienced from a demand standpoint in the quarter, include a summary of our backlog,
(iv)	Then, I’ll talk about what we are seeing as 2010 begins to unfold, both from the revenue and the cost side.
(v)	And finally, I provide an overview of our restructuring activities.

After that, I’ll turn the call over to Robert who will discuss fourth quarter results in detail, our capital structure, liquidity, and conclude with some specifics about our outlook for the 1st quarter...So with that, let’s get started.

OVERVIEW OF RESULTS

This morning we reported 4th quarter revenues of $119.9 million and a net loss attributable to stockholders of $16.7 million or a loss of ($0.46) per share.  The key points I would like to emphasize for the quarter’s results are:

▪
Ready-mixed concrete volume declined 33.7 percent over last year on a reported basis and was also down 33.7 percent on a same-store-sales basis.  The primary reason for the decline in volume continues to be attributable to the depressed economic conditions in the construction industry, which was further exasperated by severe winter weather in the month of December.

▪	Our average sales price increased 60 basis points from $94.04 per cubic yard last year to $94.58 per yard this year.
▪	Once again, we experienced an increase in our raw material spread from 43.3 percent of revenue to 44.9 percent of revenue in the 4th quarter of this year.
▪	While our pricing and raw material spread trends are positive, we remain concerned about future pricing trends into 2010.
▪	We are continuing to experience pricing pressure in certain markets that could cause this positive trend to begin to reverse over the next few quarters.
▪	As a result of cost control measures we have implemented, our marginal contribution actually increased in the quarter from 18.9 percent in last year’s fourth quarter to 19.3 percent this year.
▪
Our cost control measures remain in place and SG&A expense declined during the quarter and on a year-to-date basis we have reduced SG&A by about $13.0 million dollars.  This improvement is in the face of a $1.5 million increase in our bad debt accruals

FULL YEAR

Now turning to the full year 2009 results, the key drivers were:

•	Annual revenue was $534.5 million - down 29.1% from 2008 revenue on lower ready-mixed concrete volumes.
•	On a same-store-sales basis, volume was down 33.3%.
•
Average selling prices increased 1.2% year-over-year and our ready-mixed material spread was up 200 basis points, demonstrating our ability to manage raw material input cost in very difficult economic conditions.

•
Adjusted EBITDA was $25.3 million in 2009, as compared with $40.5 million in 2008, and was lower than the comparable prior-year period primarily due to lower ready-mixed concrete sales volumes and precast revenue. This decline was partially offset by a gain on the repurchase of a portion of the Company’s senior subordinated notes and cost reductions action taken throughout the year.

•	And on the positive side, we generated $4.2 million in free cash flow, up about $3 million from the estimate we provided you last quarter.

PRICING, COSTS AND DEMAND TRENDS

While we were able to realize an increase in both our average sales price and raw material spread on a consolidated basis for the quarter and the full year, we continue to face very challenging economic conditions and these trends vary by market area.  We experienced the greatest downward pricing pressure in our Northern New Jersey and Northern California market areas in 2009, which both realized mid-single digit price declines.  However, if you look at where we have been pricing jobs that will actually be delivered in 2010, we are seeing continued downward price pressure, not only in those markets, but also in our DFW market.   As I mentioned, our raw material spread has increased, which reflects our efforts to optimize our mix designs, as well as improved pricing from our suppliers.

Our backlog in our ready-mixed concrete segment as of December 31, 2009, was 2.3 million cubic yards compared to 2.8 million cubic yards at 12/31/08 or a decline of 16 percent.  This decline on a year-over-year basis compares favorably to the decline trend we experience throughout most of 2009.  At the end of January our backlog had improved to about 2.5 million yards or about 10 percent from year end.  So while our volume has been severally impacted by the weather in 2010, our backlog remains steady and the trends appear positive on a sequential month basis.

Looking at our key markets, our backlog has increased significantly in New York; however, our Northern New Jersey market remains depressed and pricing is a challenge.  We are benefited in New Jersey with our vertically integrated aggregates business which helps to offset the negative results in our ready-mixed operations.

Turning to Dallas/Ft. Worth, we have seen a meaningful decline in demand over the past few quarters as commercial construction projects have been completed.  While infrastructure spending is reasonably good in this market, we are not a major playing in that segment.  Accordingly, improved performance for us in DFW will be tied to an improvement in residential and commercial demand which we do not expect to see in 2010.  Also, as I previously mentioned, pricing is under pressure, particularly from the vertically integrated supplier in this market.

Our West Texas operations remain very solid.  This is a much more stable market from a demand standpoint and we do participate in all market segments.  We also have strong market share positions in the cities we serve and benefit from being vertically integrate with our own sand and gravel operations.

Our Northern California ready mixed operation has experience a fairly sizable drop in demand and significant pricing pressure in 2009, with our average sales price declining almost 6%.  On a year-over-year basis our backlog is up and we do have a good presence in the infrastructure segment.  There could be upside in the Northern California ready-mixed market if we can reverse this negative price trend.

Finally, our Michigan market continues to face serious challenges.  Backlog has declined on a year-over-year basis and there is not much support for price increases.  We continue to control costs and try to identify way to maintain a market presence, while minimizing our losses.

With that, I will now turn to our cost structure.

COST CONTROL PROGRAM

Last quarter I outlined additional cost control measures that we implemented in the 3rd and 4th quarters.    Those measures, combined with the action we took throughout the year results in the reduction in SG&A cost I previously outlined.  If you look at our SG&A run rate at the end of 2008 and compare it to our run rate today, we have reduced SG&A by almost 25 percent in just over 12 months.  While these measures have been difficult to implement, they were necessary to right-size our cost structure with the current economic conditions.  You should note that several of our recent initiatives are temporary in nature as we fully expect to reinstate salary adjusts, incentive compensation and 401)\(k) matching contributions when economic conditions improve.  However, on an overall basis, we feel we have been able to permanently reduce our fixed operating cost structure and do not expect to add back 100 percent of the cost we have taken out of the system when volumes do eventually return to more normalized levels.

RESTRUCTURING PROCESS UPDATE

The last area I want to discuss is our balance sheet restructuring process.  A few weeks ago we announced that we had engaged Lazard as our financial advisor and Kirkland & Ellis as legal counsel to assist us in evaluating strategies to strengthen our balance sheet and capital structure.  In addition, we announced an amendment of our bank credit agreement that provided the Company with access to an additional $5.0 million under the facility and we received waivers for certain potential future events. The negative impact the severe winter weather in January and February has placed added pressure to our liquidity under our bank credit facility and we are aggressively managing our costs, capital expenditures and working capital in an attempt to maintain liquidity throughout this process.  In addition, we are in discussion with our current lenders and other capital providers to potentially provide additional liquidity to the Company.  We have begun discussions with representatives of our 8 3/8 percent Notes regarding alternatives that would provide a permanent restructuring of our capital structure.  These discussions are ongoing and we believe they have been productive to-date.

With that, I’ll turn things over to Robert Hardy.

ROBERT HARDY: Thanks Michael. I'll begin with a review of our fourth quarter 2009 results, including an overview of our balance sheet, capital structure and liquidity.

Profitability

We reported a net loss per share of 46 cents for the quarter ended, compared to a loss per share of 3.63 cents in the fourth quarter of 2008, which included goodwill impairment losses.  Excluding the impairment charge, our loss per share would have been 34 cents per share for the fourth quarter 2008.  We reduced our pre-tax losses in the fourth quarter of 2009 by about 1.8 million dollars, which was more than offset by noncash tax expense to reduce certain deferred tax assets.  For the full year 2009, excluding non-cash impairment losses and gains, we reported a loss of 40.8 million dollars, or a loss per share of 1.13 cents compared to a loss of 12.6 million dollars, or 33 cents per share last year.  Looking at our fourth quarter cash operating profitability, we reported negative EBITDA of 859 thousand dollars, which was a slight improvement, compared to last year’s fourth quarter negative EBITDA 1.4 million dollars.  For the full year 2009, our adjusted EBITDA was 25.3 million, a margin of 4.7 percent, which is down compared to EBITDA of 40.5 million dollars during 2008, a margin of 5.4 percent.  This is the third year in a row with declining profits due to recessionary conditions in the construction sector and corresponding steep volume declines in our markets.  Our full year 2009 EBITDA also includes a 7.4 million dollar gain on our repurchase of senior subordinated notes.  Excluding this gain, our EBITDA was 17.9 million dollars for 2009.

Fourth quarter revenue from our residential end use markets are down to about 18.9 percent as compared to 22.0 percent last year.  Public works, including street and highway construction end use markets were up to 26.4 percent of our revenues as compared to 25 percent last year, driven by our northern California, east coast and Precast operations.  Commercial construction represented approximately 55 percent of our fourth quarter 2009 revenue and was 53 percent in the fourth quarter of 2008.  For the full year, commercial represented 55 percent, residential 19 percent and public works 20 percent of our revenue, respectively.  Four years ago, residential construction represented almost 50% of our revenue.

SG&A Costs

Turning to SG&A, the Company experienced lower costs during the fourth quarter of 2009 related primarily to reduced compensation as a result of workforce reductions in 2008 and 2009, reduced incentive-based compensation accruals, reduced litigation accruals and other administrative cost reductions such as in travel and entertainment costs, professional fees and office expenses. Total SG&A expenses for the fourth quarter of 2009 were down 8.2 million dollars to 15.3 million dollars, as compared to 23.5 million dollars for the fourth quarter of 2008.

In 2009, the Company’s SG&A expenses declined 12.9 million dollars to 66.1 million dollars, compared to 79.0 million dollars for 2008 due to the factors just mentioned.

Income Taxes

We recorded income tax expense from continuing operations of 2.1 million dollars for the fourth quarter of 2009, as compared to a benefit of 19.9 million dollars tax benefit for the corresponding period in 2008.  As in prior quarters, we are not providing material income tax benefits for any pre-tax operating losses as these losses fail to meet the realization criteria to record an asset under accounting principles.  We received 4.9 million dollars in tax refunds in 2009 and we do not expect to receive cash tax refunds in 2010.

Capital Expenditures

Overall, we continue to reduce our capital expenditures based on our liquidity constraints and market conditions.  We reduced our capital expenditures by about 13.8 million dollars to 13.9 million dollars for 2009, as compared to 27.8 million dollars in of 2008.  The majority of 2009 capital expenditures were used for plant relocations and improvements, primarily in our east coast operations, in which we relocated and built a new plant in New Jersey and upgraded one of our sand operations with a state-of-the-art dredger to access additional reserves.  We also spent 2.3 million dollars for a greenfield expansion opportunity in New York and about 1 million dollars for equipment for our On-Site division for incremental volumes and profits for New Orleans levy projects.  We have not spent significant capital on new mixer trucks or other rolling stock in the last three years.  In each of the last three years, we have divested excess equipment and non-strategic assets to generate liquidity.  The proceeds from asset disposals increased to 10.1 million dollars during 2009 due primarily to the 6.0 million dollar sale of our four plants in Sacramento.

Operating Cash Flow

From an operating cash flow perspective, during the fourth quarter we used cash in our operations of 3.9 million dollars and the company generated cash from operations of 8.0 million dollars over the full year, respectively.  As we compare to 2008 performance, net cash provided by operations during the fourth quarter and full year 2008 was 10.2 million dollars and 29.7 million dollars, respectively.  Cash flow from operations declined primarily due to lower income as a result of lower demand for the Company’s products, partially offset by the receipt of a $4.9 million federal tax refund in the third quarter of 2009 and by a reduction of working capital requirements. Our DSO’s increased 1 day, to 57 days from the third quarter (up 5 days from 4Q08).  We continue to place significant attention on our collection process and property lien procedures due to these economic conditions and the potential negative impact these conditions have on our customer base.  Our free cash flow for the year was 4.2 million dollars, as compared to 6.3 million dollars for the prior year.   Despite the downturn in our operations from mid-2006 forward, we have managed to generate positive free cash flow in each of the last three years.  However, as previously disclosed, we expect to generate a significant cash burn in 2010 irrespective of our cost savings programs and other liquidity generating measures.

Balance Sheet

Our net debt at December 31, 2009 was 292.3 million dollars, up 4.2 million dollars from September 30, 2009 and down 8.4 million dollars from December 31, 2008.  The decrease in our net debt was primarily related to tax refunds, assets sales proceeds and bond repurchases, net.  As of December 31, 2009, we have 4.2 million dollars of cash on hand and 45.3 million dollars available borrowing capacity under our revolving credit facility.  We had 16.7 million dollars outstanding on our revolving credit facility and 11.6 million dollars of letters of credit.  However, the Company’s liquidity (cash and revolver availability) has dropped significantly, to less than 25 million dollars as of the end of February.  Additional letters of credit to support our self insurance and surety bond programs and a reduction in the borrowing base computation due to significantly reduced sales volumes from the prior year levels and our expectations for 2010 have reduced our revolver availability. We currently have about 21 million dollars drawn on the line and 17.7 million dollars of letters of credit.

Additional detailed disclosures regarding our liquidity and capital constraints are contained in our previously filed Form 10-Q and in our 2009 Form 10-K, which will be filed soon.

This concludes our formal remarks.

As Michael mentioned, we will not be conducting a question and answer period.  We sincerely appreciate your interest in U.S. Concrete.

If you would like to be on an e-mail distribution list to receive future news releases, please contact Vonna Newsom at 713-499-6222.  If you would like to listen to a replay of today's call, it’s available via webcast by going to the investors section of our website or via a recorded replay until March 17, 2010.

Please also note that you can find the reconciliation to non-GAAP financial measures that we discussed on this call in the form 8-K filed earlier today and in the investors section of our web site.

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